COVIDIEN SUPPLEMENTAL SAVINGS
AND RETIREMENT PLAN

Amended and Restated

Adopted by Tyco Healthcare Group LP (renamed as Covidien LP on September 28, 2012) Effective as of January 1, 2010

(Conformed through the Amendment adopted November 6, 2020)

TABLE OF CONTENTS

ARTICLE I Purpose	1
1.1 Supplemental Savings and Retirement Plan	1
1.2 Background	1
1.3 Benefits Under the Tyco SSRP and the Plan.	1
1.4 Deferred Compensation Plan	2
1.5 Adoption of Plan.	2
ARTICLE II Definitions	2
2.1 Account	2
2.2 Administrative Error Correction.	2
2.3 Affiliated Company	3
2.4 Annual Enrollment Period	3
2.5 Base Salary	3
2.6 Base Salary Deferral	3
2.7 Beneficiary(ies)	3
2.8 Board	3
2.9 Bonus Compensation	3
2.10 Bonus Compensation Deferral	4
2.11 Cause	4
2.12 Change of Control	4
2.13 Code	5
2.14 Commission Compensation	5
2.15 Company	5
2.16 Company Credit	5
2.17 Compensation	5
2.18 Compensation Deferral	5
2.19 Core Company Credit	6
2.20 Covidien	6
2.21 Disability	6
2.22 Discretionary Credit	6
2.23 Effective Date and Amendment Effective Date	6
2.24 Eligible Employee	6
2.25 Enrollment and Payment Agreement	6
2.26 Exchange Act.	7
2.27 Fiscal Year	7

2.28 Matching Credit	7
2.29 Maximum Matching Percentage	7
2.30 Measurement Funds	7
2.31 Participant	7
2.32 Payment Date	7
2.33 Plan	7
2.34 Plan Administrator	7
2.35 Plan Year	7
2.36 Prior Eligible Employee	7
2.37 Responsible Company.	8
2.38 Retirement	8
2.39 RSIP	8
2.40 RSIP Election	8
2.41 Separation Date	8
2.42 Separation from Service	8
2.43 Separation Payment	8
2.44 Specified Date Payment	8
2.45 Spillover Deferrals	8
2.46 Subsidiary Change of Control	8
2.47 Tyco SSRP	8
2.48 Unforeseeable Emergency	9
2.49 Year of Service	9
ARTICLE III Administration	9
3.1 Plan Administrator	9
ARTICLE IV Participation	9
4.1 Eligible Employees	9
4.2 Prior Eligible Employees	9
ARTICLE V Basic Deferral Participation	9
5.1 Election to Participate	9
5.2 Amount of Deferral Election	10
5.3 Deferral Limits	10
5.4 Period of Commitment	10
5.5 Vesting of Compensation Deferrals	10
5.6 Compensation Deferral Cancellation	10
ARTICLE VI Spillover Participation/Matching, Company and Discretionary Credits	10
6.1 Spillover Election	10

6.2 Matching Credits.	11
6.3 Company Credits.	11
6.4 Core Company Credits	11
6.5 Discretionary Credits.	12
6.6 Vesting of Matching, Company, Core and Discretionary Credits	12
ARTICLE VII Participant Account	13
7.1 Establishment of Account	13
7.2 Earnings (or Losses) on Account	13
7.3 Valuation of Account.	13
7.4 Statement of Account	13
7.5 Payments From Account	14
7.6 Separate Accounting	14
ARTICLE VIII Payments to Participants	14
8.1 Distribution Payments.	14
8.2 Change in Election	15
8.3 Cash-Out Payments	15
8.4 Death or Disability Benefit	15
8.5 Valuation of Payments	15
8.6 Unforeseeable Emergency.	16
8.7 Withholding Taxes	16
8.8 Effect of Payment	16
8.9 Delay of Payment for Specified Employees	16
ARTICLE IX Claims Procedures	16
9.1 Filing a Claim	16
9.2 Appeal of Denied Claims	17
9.3 Legal Action	18
9.4 Discretion of the Plan Administrator	18
ARTICLE X Miscellaneous	18
10.1 Protective Provisions.	18
10.2 Inability to Locate Participant or Beneficiary	18
10.3 Designation of Beneficiary.	18
10.4 No Contract of Employment	19
10.5 No Limitation on Company Actions	19
10.6 Obligations to Company	19
10.7 No Liability for Action or Omission.	19
10.8 Non-alienation of Benefits	19

10.9 Liability for Benefit Payments	20
10.10 Covidien Guarantee	20
10.11 Unfunded Status of Plan	20
10.12 Forfeiture for Cause	20
10.13 Governing Law	21
10.14 Severability of Provisions	21
10.15 Headings and Captions	21
10.16 Gender, Singular and Plural	21
10.17 Notice	21
10.18 Amendment and Termination	21
10.19 Special Rule Regarding Election Changes Prior to December 31, 2008	21

COVIDIEN SUPPLEMENTAL SAVINGS AND RETIREMENT PLAN
ARTICLE I
Purpose

1.1    Supplemental Savings and Retirement Plan. The name of this Plan is the Covidien Supplemental Savings and Retirement Plan. The Plan was created to provide certain of the key employees of the Company with the ability to defer receipt of compensation that would otherwise be payable to them and to make up for amounts that could not be contributed on their behalf as matching contributions under the Covidien Retirement Savings and Investment Plan due to ce1iain restrictions applicable under the Code. Except for amounts that were deferred and vested as of December 31, 2004, the terms of this Plan are intended to, and shall be interpreted and applied so as to, comply in all respects with the provisions of Code Section 409A and regulations and rulings promulgated thereunder and, if necessary, any provision shall be held null and void to the extent such provision (or part thereof) fails to comply with Code Section 409A or the regulations promulgated thereunder.
1.2    Background. Effective as of April 1, 1994, TME Management Corporation (“TME”) adopted the Tyco Deferred Compensation Plan (“Tyco DCP”) to allow a select group of key management or other highly compensated employees of TME and its parents, affiliates and subsidiaries to defer the receipt of compensation that would otherwise be payable to them. All compensation deferrals under the Tyco DCP were deferred and vested before January 1, 2005. Except as provided hereunder, such amounts and the earnings thereon shall therefore continue to be administered in accordance with the terms of the Tyco DCP as in effect prior to the adoption of the Plan and shall constitute “grandfathered” amounts that are not subject to Code Section 409A and the regulations and rulings promulgated thereunder. TME amended and restated the Tyco DCP, effective as of January 1, 2005 as the Tyco Supplemental Savings and Retirement Plan (“Tyco SSRP”). When Tyco’s healthcare business separated from Tyco International Ltd. on June 29, 2007, and was renamed Covidien Ltd., the Company adopted this Plan as a spin-off and continuation of the Tyco SSRP solely with respect to employees and Participants aligned with Tyco’s healthcare business unit and the Accounts of such Participants (including grandfathered amounts) were transferred to the Plan. On June 4, 2009, Covidien Ltd. was reorganized by means of a scheme of arrangement whereby the place of incorporation was effectively changed from Bermuda to Ireland and following certain corporate action, the common shares of Covidien Ltd. were exchanged on a one-for-one basis for ordinary shares of Covidien plc. As a result of this reorganization, Covidien Ltd. became a wholly-owned subsidiary of Covidien plc. On September 28, 2012, Tyco Healthcare Group LP was renamed as Covidien LP. In 2016, Medtronic plc acquired Covidien plc, including Covidien LP as a subsidiary of Covidien plc.
1.3    Benefits Under the Tyco SSRP and the Plan. With respect to each Participant (or Beneficiary, as applicable) who participated in the Tyco SSRP prior to June 29, 2007 and who was aligned with Tyco’s healthcare business unit, Tyco International Management Company transferred from the Tyco SSRP to such Participant’s or Beneficiary’s Account under the Plan an amount equal to the value of the notional accounts credited to the Participant or Beneficiary under the Tyco SSRP immediately prior to such transfer. The transfer of the value of such notional accounts pursuant to this paragraph was in lieu of maintaining such credits and liabilities under the Tyco SSRP and the transfer occurred as of Jm1e 29, 2007.
Other than the “grandfathered” amounts described in Section 1.2, benefits for any Participant or Beneficiary that were credited under the Tyco SSRP and transferred to this Plan will be determined in accordance with the provisions of the Tyco SSRP, but paid in accordance with this Plan, unless modifications to such transferred benefits are specifically provided by a subsequent amendment to this Plan. Benefits credited on and after the Effective Date shall be determined in accordance with the provisions of this Plan.
1.4    Deferred Compensation Plan. The Company intends that the Plan shall at all times be maintained on an unfunded basis for federal income tax purposes under the Code, and administered as a non-qualified, “top hat” plan exempt from the substantive requirements of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”).
1.5    Adoption of Plan. The Plan initially was adopted by Tyco Healthcare Group LP effective as of June 29, 2007, and was amended and restated, effective as of January 1, 2009. Effective as of January 1, 2010, Tyco Healthcare Group LP, by action of the Covidien Benefits Committee, hereby amends and restates the Plan.
ARTICLE II
Definitions

For ease of reference, the following definitions will be used in the Plan:

2.1    Account. “Account” means the bookkeeping account maintained on the books of the Company used solely to calculate the amount payable to each Participant who defers Compensation under this Plan or is otherwise entitled to a benefit under Article VI and shall not constitute a separate fund of assets. The term “Account” includes the value of amounts transferred from the Tyco SSRP in connection with the Company’s separation from Tyco International Ltd. on June 29, 2007 (as described in Section 1.2 above).
2.2    Administrative Error Correction. “Administrative Error Correction” means the discretion used by the Plan Administrator to permit an Administrative Error to be corrected by allowing the affected Eligible Employee’s or Participant’s Enrollment and Payment Agreement to be processed after the end of the Annual Enrollment Period or 30- day enrollment period for newly eligible employees, as applicable. Corrections attributable to an Annual Enrollment Period may be processed after such Annual Enrollment Period ends but may not be processed after January 31 of the Plan Year to which the Enrollment and Payment Agreement relates. Corrections attributable to a 30- day enrollment period may be processed after such period expires but may not be processed after the later of (a) 30 days after such expiration date or (b) 60 days after the date the Eligible Employee is notified of eligibility to participate in the Plan. Corrections under this Section 2.2 shall only be allowed to the extent permitted under Code Section 409A and the regulations and rulings promulgated thereunder. “Administrative Error” means (x) an error by an Eligible Employee or Participant to properly complete or file an Enrollment and Payment Agreement, or any other similar action, following a good faith attempt, or (y) the failure of the Plan Administrator or its delegate to properly process an Eligible Employee or Participant’s Enrollment and Payment Agreement.
2.3    Affiliated Company. “Affiliated Company” shall mean (a) a corporation which, together with the Company, is a member of a controlled group of corporations (as defined in Code Section 414(b)), (b) a trade or business (whether or not incorporated) which is under common control (as defined in Code Section 414(c)) with Covidien, (c) a corporation, partnership or other entity which, together with Covidien, is a member of an affiliated service group (as defined in Code Section 414(m)), (d) an organization which is required to be aggregated with Covidien pursuant to regulations promulgated under Code Section 414(o), or (e) any service recipient or employer that is within a controlled group of corporations as defined in Code Sections 1563(a)(1), (2) and (3) where the phrase “at least 50%” is substituted in each place “at least 80%” appears and any service recipient or employer with trades or businesses under common control as defined in Code Section 414(c) and Treas. Reg. Section 1.414(c)-2 where the phrase “at least 50%” is substituted in each place “at least 80%” appears, provided, however, that when the relevant determination is to be based upon legitimate business criteria (as described in Treas. Reg. Sections 1.409A-1(b)(5)(iii)(E) and 1.409A-1(h)(3)), the phrase “at least 20%” shall be substituted in each place “at least 80%” appears as described above with respect to both a controlled group of corporations and trades or businesses under common control.
2.4    Annual Enrollment Period. “Annual Enrollment Period” shall mean, with respect to a Plan Year, the period that begins on a date specified by the Plan Administrator and that ends no later than December 31st of the year immediately preceding the Plan Year for which elections made during such period are effective.
2.5    Base Salary. “Base Salary” means the annual rate of base salary paid to each Participant as of any date of reference before any reduction for any amounts deferred by the Participant pursuant to Code Section 401(k) or Code Section 125, or pursuant to this Plan or any other non-qualified plan which permits the voluntary deferral of compensation.
2.6    Base Salary Deferral. “Base Salary Deferral” means that portion of Base Salary as to which a Participant has made an election to defer receipt pursuant to Article V.
2.7    Beneficiary(ies). “Beneficiary” or “Beneficiaries” means the person or persons designated by the Participant to receive payments under this Plan in the event of the Participant’s death as provided in Section 10.3.
2.8    Board. “Board” means the Board of Directors of Covidien.
2.9    Bonus Compensation. “Bonus Compensation” means any annual performance-based cash bonus or incentive compensation, payable to a Participant pursuant a written plan that provides for annual payments thereunder, as of any date of reference before any reduction for any amounts deferred by the Participant pursuant to Code Section 401(k) or Code Section 125, or pursuant to this Plan or any other non-qualified plan which permits the voluntary deferral of compensation. Bonus Compensation shall not include (a) any special or one-time bonus payment, (b) any amount paid under any equity incentive plan, (c) any bonus paid after Separation from Service, and (d) Commission Compensation.

2.10    Bonus Compensation Deferral. “Bonus Compensation Deferral” means that portion of Bonus Compensation as to which a Participant has made an election to defer receipt pursuant to Article V.
2.11    Cause. “Cause” means a Participant’s (a) substantial failure or refusal to perform duties and responsibilities of his or her job as required by the Company, (b) violation of any fiduciary duty owed to the Company, (c) conviction of a felony or misdemeanor, (d) dishonesty, (e) theft, (f) violation of Company rules or policy, or (g) other egregious conduct, that has or could have a serious and detrimental impact on the Company and its employees. The Plan Administrator, in its sole and absolute discretion, shall determine Cause. Examples of Cause may include, but are not limited to, excessive absenteeism, misconduct, insubordination, violation of Company policy, dishonesty, and deliberate unsatisfactory performance (,Participant refuses to improve deficient performance).
2.12    Change of Control. “Change of Control” means any of the following events.
a.any “person” (as defined in Sections 13(d) and 14(d) of the Exchange Act), excluding for this purpose (i) Covidien or any subsidiary company (wherever incorporated) of Covidien as defined by Section 86 of the Companies Act 1981 of Bermuda, as amended (a “Subsidiary”) and (ii) any employee benefit plan of Covidien or any Subsidiary (or any person or entity organized, appointed or established by Covidien for or pursuant to the terms of any such plan that acquires beneficial ownership of voting securities of Covidien), is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act) directly or indirectly of securities of Covidien representing more than 30% of the combined voting power of Covidien’s then-outstanding securities; provided, however, that no Change of Control will be deemed to have occurred as a result of a change in ownership percentage resulting solely from an acquisition of securities by Covidien;
b.    persons who, as of the Amendment Effective Date, constitute the Board (the “Incumbent Directors”) cease for any reason (including without limitation, as a result of a tender offer, proxy contest, merger or similar transaction) to constitute at least a majority thereof, provided that any person becoming a Director of Covidien subsequent to the Amendment Effective Date shall be considered an Incumbent Director if such person’s election or nomination for election was approved by a vote of at least 50% of the Incumbent Directors; but provided further that any such person whose initial assumption of office is in connection with an actual or threatened proxy contest relating to the election of members of the Board or other actual or threatened solicitation of proxies or consents by or on behalf of a “person” (as defined in Sections 13(d) and 14(d) of the Exchange Act) other than the Board, including by reason of agreement intended to avoid or settle any such actual or threatened contest or solicitation, shall not be considered an Incumbent Director;
c.    consummation of a reorganization, merger or consolidation or sale or other disposition of at least 80% of the assets of Covidien (a “Business Combination”), in each case, unless, following such Business Combination, all or substantially all of the individuals and entities who were the beneficial owners of outstanding voting securities of Covidien immediately prior to such Business Combination beneficially own directly or indirectly more than 50% of the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the company resulting from such Business Combination (including, without limitation, a company which, as a result of such transaction, owns Covidien or all or substantially all of Covidien’s assets either directly or through one or more Subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination, of the outstanding voting securities of Covidien; or (d) approval by the stockholders of Covidien of a complete liquidation or dissolution of Covidien.
2.13    Code. “Code” means the Internal Revenue Code of 1986, as amended (and any regulations thereunder).
2.14    Commission Compensation. “Commission Compensation” means any sales commission paid to a Participant during a Plan Year before such commission is reduced for any amounts deferred by the Participant pursuant to Code Section 401(k) or Code Section 125, or any other non-qualified plan which permits the voluntary deferral of compensation.
2.15    Company. “Company” means Covidien LP (formerly Tyco Healthcare Group LP). Where the context so requires, “Company” used in reference to a Participant means the specific entity that is part of the Company as defined herein that employs the Participant at any relevant time.
2.16    Company Credit. “Company Credit” means an amount credited by the Company for the benefit of a Participant pursuant to Section 6.3.
2.17    Compensation. “Compensation” means an Eligible Employee’s (a) Base Salary as in effect from time to time during a Plan Year, (b) Commission Compensation paid during a Plan Year and (c) Bonus Compensation earned for an applicable Fiscal Year. For purposes of determining a Participant’s Company Credits under Section 6.3, Core Company Credits under Section 6.4 and Discretionary Credits under Section 6.5 for any Plan Year, Compensation shall include only Base Salary, Bonus Compensation and Commission Compensation actually paid to the Participant during such Plan Year. Moreover, for purposes of Spillover Deferral elections under Section 6.1, Compensation shall not include Commission Compensation. In no event shall any of the following items be treated as Compensation hereunder: (i) payments from this Plan or any other Company nonqualified deferred compensation plan; (ii) income from the exercise of nonqualified stock options or from the disqualifying disposition of incentive stock options, income realized upon the vesting of restricted stock or the delivery of shares in respect of restricted stock units or performance share units (or other similar items of income related to equity compensation grants, exercises or vesting events); (iii) reimbursement for moving expenses or other relocation expenses; (iv) mortgage interest differentials; (v) payment for reimbursement of taxes; (vi) international assignment premiums, allowances or other reimbursements; (vii) bonuses, other than bonus payments specifically identified in the definition of Bonus Compensation in Section 2.9; or (vii) any other payments as determined by the Plan Administrator in its sole discretion.

2.18    Compensation Deferral. “Compensation Deferral” means that portion of Compensation as to which a Participant has made an annual irrevocable election to defer receipt pursuant to Article V or Section 6.1. A Participant’s Compensation Deferral may consist of Base Salary Deferrals, Bonus Compensation Deferrals, Spillover Deferrals, or a combination thereof, as applicable to the Participant.
2.19    Core Company Credit. “Core Company Credit” means any amount credited to a Participant’s Account under Section 6.4.
2.20    Covidien. “Covidien” means Covidien pic, a public company with limited liability incorporated in Ireland.
2.21    Disability. “Disability” means that a Participant either (a) has been determined to be eligible for Social Security disability benefits or (b) is eligible to receive benefits under the Company’s long-term disability program as in effect at the time of disability.
2.22    Discretionary Credit. “Discretionary Credit” means any amount credited to a Participant’s Account under Section 6.5.
2.23    Effective Date and Amendment Effective Date. “Effective Date” means the original effective date of the Plan, which is June 29, 2007. “Amendment Effective Date” means the effective date of this amendment and restatement of the Plan, which is January 1, 2010.
2.24    Eligible Employee. “Eligible Employee” for all purposes under this Plan other than eligibility for a Company Credit under Section 6.3 includes any individual who (a)    was eligible to participate in the Plan on December 31, 2008, or (b) is (i) a common law employee on the payroll of any United States Subsidiary of Covidien Ltd. (other than Puerto Rico), (ii) a U.S. citizen or a resident alien permanently assigned to work in the United States, and (iii) has a Base Salary for the relevant Plan Year that equals or exceeds $125,000, or such other higher amount as determined by the Plan Administrator in its sole discretion to reflect cost-of-living adjustments. Solely for purposes of determining eligibility for Company Credits under Section 6.3 and Core Company Credits under Section 6.4, “Eligible Employee” includes any employee of the Company who meets the requirements set forth in (a), (b)(i) and (b)(ii) above and who, for a relevant Plan Year, is paid Compensation in excess of the limitation on includible compensation under Code Section 401(a)(17). Notwithstanding the foregoing, employees eligible to participate in any “Non-U.S. Covidien Retirement Plan” shall not be Eligible Employees for purposes of the Plan. A “Non-U.S. Covidien Retirement Plan” is defined as any pension or retirement plan, program or scheme established outside the United States of America that is either sponsored by a non-US Covidien Affiliated Company or is mandated by a governmental body or under the terms of a bargaining agreement and shall include any termination or retirement indemnity program and the national social security arrangements in Italy, Portugal and Spain, but shall exclude national social security arrangements in any other country.
2.25    Enrollment and Payment Agreement. “Enrollment and Payment Agreement” means the authorization form that an Eligible Employee files with the Plan Administrator to elect a Compensation Deferral under the Plan for a Plan Year, and/or to elect the timing and form of distribution for Company Credits, Core Company Credits or Discretionary Credits for a Plan Year.

An Enrollment and Payment Agreement may be filed in any form so designated by the Plan Administrator, including electronically.
2.26    Exchange Act. “Exchange Act” means the Securities Exchange Act of 1934, as amended.
2.27    Fiscal Year. “Fiscal Year” means the Company’s fiscal year, which is the 52- or 53-week period ending on the last Friday of each September.
2.28    Matching Credit. “Matching Credit” means an amount credited to a Participant’s Account under Section 6.2.
2.29    Maximum Matching Percentage. “Maximum Matching Percentage” for any Plan Year means the maximum matching contribution percentage available under the RSIP for such Plan Year for the Participant (disregarding any limit on the amount of matching contributions to the RSIP imposed as a result of the operation of the limitations in Code Sections 401(a)(17), 402(g) or 415(c), or any other limit imposed by the Plan or the Plan Administrator in its sole discretion).
2.30    Measurement Funds. “Measurement Funds” means the investment alternatives offered under the RSIP unless the Covidien Retirement Investments Committee takes an affirmative action, in its sole discretion, to discontinue, substitute, or modify such investment alternatives solely for purposes of this Plan. These Measurement Funds are used solely to calculate the earnings that are credited to each Participant’s Account(s) in accordance with Article VII below, and do not represent any beneficial interest on the part of the Participant in any asset or other property of the Company. Unless the Covidien Retirement Investments Committee otherwise determines, in its sole discretion, any addition, removal or replacement of investment funds under the RSIP shall automatically result in a corresponding change to the Measurement Funds hereunder.
2.31    Participant. “Participant” means any Eligible Employee who has an Account set forth in Article IV or a former Eligible Employee who has an Account that is not fully distributed. In the event of the death or incompetency of a Participant, the term means his or her personal representative or guardian. An individual shall remain a Participant until that individual has received full payment of all amounts credited to the Participant’s Account.
2.32    Payment Date. “Payment Date” means February 15 of each respective Plan Year.
2.33    Plan. “Plan” means this Plan, titled the Covidien Supplemental Savings and Retirement Plan, as amended from time to time hereafter.
2.34    Plan Administrator. “Plan Administrator” means the Covidien Retirement Administrative Committee appointed in accordance with the Covidien Employee Benefit Plans Governance Structure to manage and administer the Plan (or, where the context so requires, any delegate of the Plan Administrator).
2.35    Plan Year. “Plan Year” means the 12-month period beginning on each January 1 and ending on the following December 31.

2.36    Prior Eligible Employee. “Prior Eligible Employee” means any Eligible Employee who incurred a Separation from Service from the Company or who elected to cancel his or her Compensation Deferral election pursuant to the reasons set forth in Section 5.6 of the Plan and who participated in the Plan or any other nonqualified deferred compensation plan maintained by the Company during the two years preceding such Eligible Employee’s re-employment date.
2.37    Responsible Company. “Responsible Company” has the meaning assigned to that term in Section 10.9.
2.38    Retirement. “Retirement” means a Participant’s termination of employment with the Company (other than for Cause) after attaining age 55 and having a combined age plus Years of Service equal or exceeding 60.
2.39    RSIP. “RSIP” means the Covidien Retirement Savings and Investment Plan (or its immediate predecessor or any successor plan if the context so indicates) applicable to a Participant.
2.40    RSIP Election. “RSIP Election” means the percentage of the Participant’s Compensation that he or she has elected to contribute on a pre-tax basis to the RSIP for a Plan Year, determined at the beginning of such Plan Year.
2.41    Separation Date. “Separation Date” means the last day of a Participant’s active employment with the Company before incurring a Separation from Service without regard to any compensation continuation arrangement, as determined by the Plan Administrator in its sole discretion.
2.42    Separation from Service. “Separation from Service” or “Separates from Service” means a Participant’s separation from service with the Company within the meaning of Code Section 409A and the regulations and rulings promulgated thereunder. A Separation from Service shall be deemed to have occurred with respect to any Participant who experiences a Subsidiary Change of Control, even if such Participant remains employed by the affected subsidiary on the day immediately after the Subsidiary Change of Control occurs.
2.43    Separation Payment. “Separation Payment” is the payment made under the Plan that is on account of a Participant’s Separation from Service as described in Section 8.1.
2.44    Specified Date Payment. “Specified Date Payment” has the meaning set forth in Section 8.1.
2.45    Spillover Deferrals. “Spillover Deferrals” means Compensation Deferrals credited to the Account of a Participant as a result of an election made for a Plan Year by such Participant in accordance with the terms of Section 6.1.
2.46    Subsidiary Change of Control. “Subsidiary Change of Control” means a change in the ownership of a corporation within the meaning of Treasury Regulation 1.409A-3(i)(5)(v), whereby any one person, or more than one person acting as a group, acquires ownership of stock of the corporation that, together with stock held by such person or group, constitutes more than fifty (50) percent of the total fair market value or total voting power of the stock of such corporation.

2.47    Tyco SSRP. “Tyco SSRP” means the Tyco Supplemental Savings and Retirement Plan in effect on June 29, 2007.
2.48    Unforeseeable Emergency. “Unforeseeable Emergency” means a severe financial hardship to the Participant or the Participant’s spouse, Beneficiary or dependents within the meaning of Code Section 409A(a)(2)(B)(ii) and the regulations and rulings promulgated thereunder.
2.49    Year of Service. “Year of Service” means a Year of Service as determined under the RSIP.
ARTICLE III
Administration

3.1    Plan Administrator. The Plan shall be administered by the Plan Administrator, which shall have full discretionary power and authority to interpret the Plan; to prescribe, amend and rescind any rules, forms and procedures as it deems necessary or appropriate for the proper administration of the Plan; and to make any other determinations, including factual determinations, and take such other actions as it deems necessary or advisable in carrying out its duties under the Plan.
ARTICLE IV
Participation

4.1    Eligible Employees. Any Eligible Employee, other than a Prior Eligible Employee (defined in Section 2.35), will become a Participant for the first full pay period following the date on which a Compensation Defined election is in place or immediately following the date a Company Credit or Discretionary Credit is made on behalf of the Eligible Employee.
4.2    Prior Eligible Employees. A Prior Eligible Employee will be eligible to become a Participant as of the first day of the Annual Enrollment Period that occurs immediately after the Prior Eligible Employee’s re-employment date or, if applicable, Compensation Deferral cancellation date.
ARTICLE V
Basic Deferral Participation

5.1    Election to Participate. Except as otherwise provided herein, an Eligible Employee may elect, by filing an Enrollment and Payment Agreement with the Plan Administrator during an Annual Enrollment Period, a Compensation Deferral with respect to (a) Base Salary payable in a Plan Year and (b) Bonus Compensation paid in a Plan Year that is attributable to the Fiscal Year ending within such Plan Year. Such Enrollment and Payment Agreement may be filed by such method as may be established by the Plan Administrator, including electronically. With respect to individuals who first become an Eligible Employee during a Plan Year (due to hire or promotion, but excluding Prior Eligible Employees), on or before September 30, or such other date as determined by the Plan Administrator, may file an Enrollment and Payment Agreement, no later than 30 days after first becoming an Eligible Employee, which shall be applicable to Base Salary payable for the remainder of such Plan Year (but only with respect to Compensation earned after the filing of such election). With respect to individuals who first become an Eligible Employee during a Plan Year (due to hire or promotion, but excluding Prior Eligible Employees), after September 30, or such other date as determined by the Plan Administrator, may file an Enrollment and Payment Agreement (generally during the next Annual Enrollment Period) that will be effective for Base Salary or Bonus Compensation, as applicable, payable in the next Plan Year; provided, however that in no circumstances will any such Eligible Employee make an election for the Plan Year in which the Eligible Employee is hired or promoted. Notwithstanding the foregoing, to the extent necessary, the Plan Administrator may permit an Administrative Error Correction.
5.2    Amount of Deferral Election. Pursuant to each Enrollment and Payment Agreement for a Plan Year a Participant shall irrevocably elect to defer as a whole percentage (a) up to 50% of his or her Base Salary for the applicable Plan Year (or remainder of the Plan Year, as the case may be); and/or (b) up to 100% of this or her Bonus Compensation (net of required withholding) for the applicable Fiscal Year.
5.3    Deferral Limits. The Plan Administrator may change the minimum or maximum deferral percentages from time to time. Any such limits shall be communicated by the Plan Administrator prior to the due date for the Enrollment and Payment Agreement. Amounts deferred under this Plan will not constitute compensation for any Company-sponsored qualified retirement plan.
5.4    Period of Commitment. A Participant’s Compensation Deferral shall be effective only for the immediately succeeding Plan Year (or the remainder of the current Plan Year, as applicable), unless otherwise allowed by the Plan Administrator in its sole discretion; provided, however, that nothing herein gives the Plan Administrator the authority to suspend Compensation Deferrals made pursuant to an Enrollment and Payment Agreement other than for Disability, an Administrative Error Correction, an Unforeseeable Emergency (as determined by the Plan Administrator in accordance with Section 8.6 herein) or as otherwise required by applicable law.
5.5    Vesting of Compensation Deferrals. Compensation Deferrals, and earnings credited thereon, shall be 100% vested at all times (subject to Section 10.12).
5.6    Compensation Deferral Cancellation. Notwithstanding any other provision of the Plan to the contrary, a Participant may elect to cancel his or her Compensation Deferral election due to a Disability or Unforeseeable Emergency. Following such cancellation, a Participant shall be a Prior Eligible Employee and may elect to recommence participation in the Plan, provided that the Participant satisfies the requirements to be an Eligible Employee on a subsequent Annual Enrollment Date in accordance with Sections 5.1 and 6.1 of the Plan.
ARTICLE VI
Spillover Participation/Matching, Company and Discretionary Credits

6.1    Spillover Election. Any Eligible Employee may elect to make Spillover Deferrals for a Plan Year. Such election may be made by filing an Enrollment and Payment Agreement with the Plan Administrator during the Annual Enrollment Period. Such election shall be deemed an irrevocable commitment by such Participant to defer hereunder a percentage of his or her periodic Compensation equal to the Participant’s RSIP Election for such Plan Year, with such deferrals commencing at the time the Participant’s pretax RSIP contributions are suspended for the Plan

Year as the result of the imposition of limitations in Code Sections 401(a)(17), 402(g) or 415(c) (or any other limit imposed by the Plan, RSIP or the Plan Administrator in its sole discretion) and continuing for the remainder of the Plan Year; provided, that a Participant who elects to make Spillover Deferrals will be deemed to have made a commitment to maintain his or her RSIP Election in effect for the entire Plan Year (up to the time of such suspension) without change. Notwithstanding the foregoing, to the extent necessary, the Plan Administrator may permit an Administrative Error Correction.
6.2    Matching Credits. An Eligible Employee who has elected to make Compensation Deferrals for a Plan Year shall receive Matching Credits, equal to the Participant’s Maximum Matching Percentage multiplied by (i) the dollar amount of the Participant’s Compensation Deferrals under Section 5.1 for such Plan Year on Compensation up to the applicable annual dollar limitation set forth in Code Section 401(a)(17), and (ii) the amount of Compensation for such Plan Year from which Spillover Deferrals (if any) are made under Section 6.1 (disregarding any such Compensation that exceeds the applicable annual dollar limitation set forth in Code Section 401(a)(17)). Matching Credits shall be credited to a Participant’s Account at such time or times as may be determined by the Plan Administrator in its sole discretion, but in no event less frequently than annually.
6.3    Company Credits. A Participant who is an Eligible Employee for purposes of this Section 6.3 for any Plan Year shall receive Company Credits for such Plan Year in an amount equal to the Participant’s Maximum Matching Percentage for such Plan Year multiplied by the Participant’s Compensation in excess of the annual dollar limitation set forth in Code Section 401(a)(17) for such Plan Year. Company Credits shall be credited to a Participant’s Account at such time or times as may be determined by the Plan Administrator in its sole discretion, but in no event less frequently than annually, as of the last day of a Plan Year. A Participant who has elected to make Compensation Deferrals for a Plan Year, and who receives a Company Credit for such Plan Year, shall have the portion of his or her Account attributable to such Company Credit, if vested, distributed as specified in his or her Enrollment and Payment Agreement for such Plan Year. A Participant who has not elected to make Compensation Deferrals for a Plan Year, but who receives a Company Credit for such Plan Year (and has not previously received any Company Credit under the Plan), shall file with the Plan Administrator an Enrollment and Payment Agreement as soon as practicable (but no later than 30 days) after becoming eligible for such Company Credit, electing the timing and form of payment of the portion of the Participant’s Account attributable to such Company Credit, if vested. Such election shall be deemed to apply also to any Company Credit received in any future Plan Year for which the Participant does not have in effect an Enrollment and Payment Agreement. If such Participant does not file an Enrollment and Payment Agreement by the date specified by the Plan Administrator, he or she shall be deemed to have elected to have the portion of his or her Account attributable to such Company Credit, and each Company Credit received in a future Plan Year for which the Participant does not have in effect an Enrollment and Payment Agreement, paid as a Separation Payment in a single lump sum on the Payment Date during the year following the year in which the Participant’s Separation from Service occurs. This deemed election shall apply both prospectively and retroactively to amounts that were (i) deferred and not vested as of December 31, 2004, and (ii) deferred after December 31, 2004.

6.4    Core Company Credits. A Participant who is an Eligible Employee for purposes of this Section 6.4 for any Plan Year shall receive Core Company Credits for such Plan Year in an amount equal to the product of the Participant’s Compensation in excess of the annual dollar limitation under Code Section 401(a)(17) for such Plan Year multiplied by three percent (3%). Core Company Credits shall be credited to a Participant’s Account at such time or times as may be determined by the Plan Administrator in its sole discretion, but in no event less frequently than annually, as of the last day of a Plan Year. A Participant who has elected to make Compensation Deferrals for a Plan Year, and who receives a Core Company Credit for such Plan Year, shall have the portion of his or her Account attributable to such Core Company Credit, if vested, distributed as specified in his or her Enrollment and Payment Agreement for such Plan Year. A Participant who has not elected to make Compensation Deferrals for a Plan Year, but who receives a Core Company Credit for such Plan Year (and has not previously received any Core Company Credit under the Plan), shall file with the Plan Administrator an Enrollment and Payment Agreement as soon as practicable (but no later than 30 days) after becoming eligible for such Core Company Credit, electing the timing and form of payment of the portion of the Participant’s Account attributable to such Core Company Credit, if vested. Such election shall be deemed to apply also to any Core Company Credit received in any future Plan Year for which the Participant does not have in effect an Enrollment and Payment Agreement. If such Participant does not file an Enrollment and Payment Agreement by the date specified by the Plan Administrator, he or she shall be deemed to have elected to have the portion of his or her Account attributable to such Core Company Credit, and each Core Company Credit received in a future Plan Year for which the Participant does not have in effect an Enrollment and Payment Agreement, paid as a Separation Payment in a single lump sum on the Payment Date during the year following the year in which the Participant’s Separation from Service occurs.
6.5    Discretionary Credits. A Participant who is an Eligible Employee for any Plan Year may receive a Discretionary Credit for such Plan Year. Such credit shall be in such amount as may be determined by the Company in its sole discretion, and shall be credited to the Participant’s Account at such time or times as may be determined by the Company in its sole discretion. A Participant who has elected to make Compensation Deferrals for a Plan Year, and who receives a Discretionary Credit for such Plan Year, shall have the portion of his or her Account attributable to such Discretionary Credit (if vested) distributed as specified in his or her Enrollment and Payment Agreement for such Plan Year. A Participant who has not elected to make Compensation Deferrals for a Plan Year, but who receives a Discretionary Credit for such Plan Year (and has not previously received any Discretionary Credit under the Plan), shall file with the Plan Administrator an Enrollment and Payment Agreement as soon as practicable (but no later than 30 days) after becoming eligible for such Discretionary Credit, electing the timing and form of payment of the portion of the Participant’s Account attributable to such Discretionary Credit (if vested). Such election shall be deemed to apply also to any Discretionary Credit received in any future Plan Year for which the Participant does not have in effect an Enrollment and Payment Agreement. If such Participant does not file an Enrollment and Payment Agreement by the date specified by the Plan Administrator, he or she shall be deemed to have elected to have the portion of his or her Account attributable to such Discretionary Credit, and each Discretionary Credit received in a future Plan Year for which the Participant does not have in effect an Enrollment and Payment Agreement, paid (if vested) as a Separation Payment in a single lump sum on the Payment Date during the year following the year in which the Participant’s Separation from Service occurs.

6.6    Vesting of Matching, Company, Core and Discretionary Credits. Participants who are actively employed on or after January 1, 2010 shall have the portion of their Account attributable to Matching Credits, Company Credits and Core Company Credits 100% vested upon the completion of two Years of Service (subject to Section 10.12). If earlier, the portion of a Participant’s Account attributable to Matching Credits, Company Credits and Core Company Credits shall become 100% vested (a) if he or she Separates from Service due to death, Disability or Retirement, (b) if he or she Separates from Service and becomes 100% vested in Company contributions credited to his or her account in the RSIP, or (c) upon the occurrence of a Change of Control (subject in each case to Section 10.12). The portion of a Participant’s Account attributable to Discretionary Credits shall become 100% vested upon the date and/or upon the occurrence of the event(s) specified by the Company in its sole discretion (subject to Section 10.12).
ARTICLE VII
Participant Account

7.1    Establishment of Account. The Plan Administrator shall establish and maintain an Account with respect to each Participant’s annual Compensation Deferrals, Matching Credits, Company Credits, Core Company Credits and/or Discretionary Credits hereunder, as applicable, and amounts directly transferred from the Tyco SSRP as of the Effective Date, if any, on behalf of such Participant. Compensation Deferrals pursuant to Section 5.1 and Spillover Deferrals pursuant to Section 6.1 shall be credited by the Plan Administrator to the Participant’s Account as soon as practicable after the date on which such Compensation would otherwise have been paid, in accordance with the Participant’s election. The Participant’s Account shall be reduced by the amount of payments made to the Participant or the Participant’s Beneficiary pursuant to this Plan and by any forfeitures.
7.2    Earnings (or Losses) on Account. Participants must designate, on an Enrollment and Payment Agreement or by such other means as may be established by the Plan Administrator, the portion of the credits to their Account that shall be allocated among the various Measurement Funds. In default of such designation, credits to a Participant’s Account shall be allocated to the Measurement Fund(s) that serves as the default investment option in the RSIP, unless the Plan Administrator makes an affirmative election otherwise in its sole discretion. A Participant’s Account shall be credited with all deemed earnings (or losses) generated by the Measurement Funds, as elected by the Participant, on each business day for the sole purpose of determining the amount of earnings to be credited or debited to such Account as if the designated balance of the Account had been invested in the applicable Measurement Fund. Notwithstanding that the rates of return credited to a Participant’s Account are based upon the actual performance of the corresponding Measurement Funds, the Company shall not be obligated to invest any amount credited to a Participant’s Account under this Plan in such Measurement Funds or in any other investment funds. Upon notice to the Plan Administrator in the manner it prescribes, a Participant may reallocate the Funds to which his or her Account is deemed to be allocated.
7.3    Valuation of Account. The value of a Participant’s Account as of any date shall equal the amounts theretofore credited to such Account, including any earnings (positive or negative) deemed to be earned on such Account in accordance with Section 7.2, less the amounts theretofore deducted from such Account.

7.4    Statement of Account. The Plan Administrator shall provide or make available to each Participant (including electronically), not less frequently than quarterly, a statement in such form as the Plan Administrator deems desirable setting forth the balance standing to the credit of his or her Account.
7.5    Payments From Account. Any payment made to or on behalf of a Participant from his or her Account in an amount which is less than the entire balance of his or her Account shall be made pro rata from each of the Measurement Funds to which such Account is then allocated. If a payment is not made by the designated Payment Date under the Plan, the payment shall be made as soon as administratively practicable, but not later than December 31 of the calendar year in which the designated Payment Date occurs.
7.6    Separate Accounting. If and to the extent required for the proper administration of the vesting or payments provisions of the Plan, the Plan Administrator may segregate a Participant’s Account into subaccounts on the books and records of the Plan, all of which subaccounts shall, together, constitute the Participant’s Account.
ATRICLE VIII
Payments to Participants

8.1    Distribution Payments.
a.Timing of Payment. Except as otherwise provided in Section 6.3, 6.4, 8.3, 8.4 or 8.9 any portion of the Participant’s Account attributable to his or her Compensation Deferrals, vested Matching Credits, vested Company Credits, vested Core Company Credits or vested Discretionary Credits for a Plan Year shall be distributed as a payment to be made or to commence following the Participant’s Separation from Service Date or as a payment to be made or to commence at a specified date, without reference to the Participant’s Separation from Service.
b.    Form of Payment. Unless Section 8.3 applies, Separation Payments and Specified Date Payments shall be made by one of the following methods, as elected by the Participant in the Enrollment and Payment Agreement filed with the Plan Administrator for such Plan Year: (i) one lump sum, or (ii) annual installments payable over a maximum of 15 years.
c.    Separation Payments. A Separation Payment shall be made, or shall commence on the Payment Date following the year in which the Participant’s Separation from Service Date occurs except as provided in Section 8.9 for specified employees.
d.    Specified Date Payments. Except as otherwise provided in Section 8.3, a Specified Date Payment shall be made, or shall commence on the Payment Date during the payment year designated by the Participant in the applicable Enrollment and Payment Agreement. A Specified Date Payment may not begin any earlier than the fifth Plan Year following the Plan Year for which the initial filing of the Enrollment and Payment Agreement was made with respect to that Specified Date Payment.

e.    Specified Date Payments Following Separation From Service Date. If a Participant’s Separation from Service Date occurs before the scheduled Payment Date for one or more Specified Date Payments, and the Participant is not reemployed before the last day of the year in which the Participant’s Separation from Service Date occurs, such Specified Date Payment shall instead be made, or shall commence, on the Payment Date during the year following the year in which the Participant’s Separation from Service Date occurs and if such Participant is not eligible for Retirement, then notwithstanding the Participant’s election on any Enrollment and Payment Agreement with respect to the Specified Date Payments, the Participant’s Specified Date Payments shall be paid in a single lump sum payment on the Payment Date during the year following the year in which the Participant’s Separation from Service Date occurs except as provided in Section 8.9 for specified employees.
8.2    Change in Election. Subject to Section 10.19, a Participant may change the payment year and/or the form of an existing Specified Date Payment election for a Plan Year by filing a new payment election, in the form specified by the Plan Administrator, at least 12 months prior to the originally specified Payment Date (in the case of installment payments, the date of the first scheduled installment payment), provided that (a) such new election delays the payment year by at least five years from the original payment year, and (b) such change in election shall not be effective until12 months from the date it is filed, and (c) any change in the form of payment may only occur if the form of payment is changing from a lump sum payment to installments or from installment payments to installment payments of a longer duration. No change in payment date or form of payment may be made with respect to a Separation Payment once elected. In addition, a Participant’s reemployment following the commencement of installment payments shall not cause any suspension or interruption in such installment payments.
8.3    Cash-Out Payments. Notwithstanding any election made under Section 8.1 or Section 8.2, (a) if the total value of the Participant’s Account on the first day of the Plan Year following his or her Separation from Service Date is less than $20,000, or (b) if a Participant has not satisfied the requirements that constitute a Retirement under the Plan, then the Participant’s Account shall be paid to the Participant in one lump sum on the Payment Date following the year in which the Participant’s Separation from Service Date occurs except as provided in Section 8.9 for specified employees. Notwithstanding the foregoing sentence or any election made under Section 8.1 or Section 8.2, if at any time the present value of any benefit under the Plan that would be considered a “single plan” under Treas. Reg. Section 1.409A-1(c)(2) together with the present value of any benefit required to be aggregated with such benefit under Treas. Reg. Section 1.409A-1(c)(2), is less than the dollar limit set forth in Code Section 402(g), the Company may, in its discretion, distribute such benefit (or benefits) to the Participant in the form of a lump sum, provided that the payment results in the liquidation of the entirety of the Participant’s interest under the “single plan,” including all benefits required to be aggregated as part of the “single plan” under Treas. Reg. Section 1.409A-1(c)(2).
8.4    Death or Disability Benefit. Upon the death or Disability of a Participant, the Participant or the Participant’s Beneficiary, as applicable, shall be paid the balance in his or her Account in the form of a lump sum payment, within 90 days of the date of the Participant’s death or Disability. Such payment shall be in an amount equal to the value of the Participant’s Account of the last day of the calendar quarter following the Participant’s death or Disability, with the Measurement Funds being deemed to have been liquidated on that date to make the payment.
8.5    Valuation of Payments. Any lump sum benefit under Sections 8.1, 8.2 or 8.3 shall be payable in an amount equal to the value of the Participant’s Account (or relevant portion thereof) on the Participant’s date of distribution, with the Measurement Funds being deemed to have been liquidated on that date to make the payment. The first annual installment payment in a series of installment payments shall be equal to (a) the value of the Participant’s Account (or relevant portion thereof) on the date of distribution of the first installment payment, with the Measurement Funds being deemed to have been liquidated on that date to make the payment, divided by (b) the number of installment payments elected by the Participant. The remaining installments shall be paid, respectively, in an amount equal to (x) the value of such Account (or relevant portion thereof) on the distribution date of the installment payment, with the Measurement Funds being deemed to have been liquidated on that date to make the payment, divided by (y) the number of remaining unpaid installment payments.
8.6    Unforeseeable Emergency. In the event that the Plan Administrator, upon written request of a Participant, determines that the Participant has suffered an Unforeseeable Emergency, the Participant shall be paid from that portion of his or her Account resulting from Compensation Deferrals, as soon as practicable following such determination, an amount necessary to meet the emergency, after deduction of any and all taxes as may be required pursuant to Section 8.7.
8.7    Withholding Taxes. The Company may make such provisions and take such action as it may deem necessary or appropriate for the withholding of any taxes which the Company is required by any law or regulation of any governmental authority, whether federal, state or local, to withhold in connection with any benefits under the Plan, including, but not limited to, the withholding of appropriate sums from any amount otherwise payable to the Participant (or his or her Beneficiary). Each Participant, however, shall be responsible for the payment of all individual tax liabilities relating to any such benefits.
8.8    Effect of Payment. The full payment of the applicable benefit under this Article VIII shall completely discharge all obligations on the part of the Company to the Participant (and each Beneficiary) with respect to the operation of this Plan, and the Participant’s (and Beneficiary’s) rights under this Plan shall terminate.
8.9    Delay of Payment for Specified Employees. Notwithstanding any provision of this Plan to the contrary, in the case of any Participant who is a “specified employee” as of the date of such Participant’s Separation from Service within the meaning of Code Section 409A and the regulations and rulings promulgated thereunder, no distribution under this Plan shall be made, or shall commence, before the date which is six months after the date of such Participant’s Separation from Service (or, if earlier, the date of the Participant’s death).
ARTICLE IX
Claims Procedures

9.1    Filing a Claim. Any controversy or claim arising out of or relating to the Plan shall be filed in writing with the Plan Administrator in accordance with the Plan Administrator’s procedures. The Plan Administrator shall make all determinations concerning such claim. Any decision by the Plan Administrator denying such claim shall be in writing using language calculated to be understood by the Participant or Beneficiary filing the claim (“Claimant”) and shall be delivered to the Claimant.
a.In General. Notice of a denial of benefits will be provided within 90 days of the Plan Administrator’s receipt of the Claimant’s claim for benefits. If the Plan Administrator determines that it needs additional time to review the claim, the Plan Administrator will provide the Claimant with a notice of the extension before the end of the initial 90-day period. The extension will not be more than 90 days from the end of the initial 90-day period and the notice of extension will explain the special circumstances that require the extension and the date by which the Plan Administrator expects to make a decision.
b.    Contents of Notice. If a claim for benefits is completely or partially denied, notice of such denial shall include a written explanation, using language calculated to be understood by the Claimant.
i.The decision shall set forth (A) the specific reason or reasons for such denial, (B) specific reference(s) to the relevant provision(s) of this Plan on which such denial is based, (C) a description, where appropriate, as to how the Claimant can perfect the claim, including a description of any additional material or information necessary to complete the claim and why such material or information is necessary, (D) the appropriate information as to the steps to be taken if the Claimant wishes to submit the claim for review, (E) the time limits for requesting a review under Section 9.2, and (F) a statement of the Claimant’s right to bring a civil action under Section 502(a) of ERISA following an adverse decision on review.
9.2    Appeal of Denied Claims. A Claimant whose claim has been completely or partially denied shall be entitled to appeal the claim denial by filing a written appeal with the Plan Administrator within the deadlines described below.
a.In General. A Claimant (or his or her authorized representative) who timely requests a review of the denied claim may review, upon request and free of charge, copies of all documents, records and other information relevant to the denial and may submit written comments, documents, records and other information relevant to the claim to the Plan Administrator. All written comments, documents, records, and other information shall be considered “relevant” if the information (i) was relied upon in making a benefits dete1mination, (ii) was submitted, considered or generated in the course of making a benefits decision regardless of whether it was relied upon to make the decision, or (iii) demonstrates compliance with administrative processes and safeguards established for making benefit decisions. The Plan Administrator may, in its sole discretion and if it deems appropriate or necessary, decide to hold a hearing with respect to the claim appeal.
b.    Deadline. Appeal of a denied benefits claim must be filed in writing with the Plan Administrator no later than 60 days after receipt of the written notification of such claim denial. The Plan Administrator shall make its decision regarding the merits of the denied claim within 60 days following receipt of the appeal (or within 120 days after such receipt in a case where there are special circumstances requiring an extension of time for reviewing the appealed claim). If an extension of time for reviewing the appeal is required, notice of the extension shall be furnished to the Claimant prior to the commencement of the extension. The notice will indicate the special circumstances requiring the extension of time and the date by which the Plan Administrator expects to render the determination on review. The review will take into account comments, documents, records and other information submitted by the Claimant relating to the claim without regard to whether such information was submitted or considered in the initial benefit determination.
c.    Contents of Notice. If a benefits claim is completely or partially denied on review, notice of such denial shall set forth the reasons for denial in language calculated to be understood by the Claimant. The decision on review shall set forth (i) the specific reason or reasons for the denial, (ii) specific reference(s) to the relevant provision(s) of this Plan on which the denial is based, (iii) a statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to and copies of all documents, records, or other information relevant (as defined above) to the Claimant’s claim, and (iv) a statement of the Claimant’s right to bring an action under Section 502(a) of ERISA.
9.3    Legal Action. A Claimant may not bring any legal action relating to a claim for benefits under the Plan unless and until the Claimant has followed the claims procedures under the Plan and exhausted his or her administrative remedies under such claims procedures.
9.4    Discretion of the Plan Administrator. All interpretations, determinations and decisions of the Plan Administrator with respect to any claim shall be made in its sole discretion, and shall be final and conclusive.
ARTICLE X
Miscellaneous

10.1    Protective Provisions. Each Participant and Beneficiary shall cooperate with the Plan Administrator by furnishing any and all information requested by the Plan Administrator in order to facilitate the orderly recording of deferral and payment elections and the payment of benefits hereunder. If a Participant or Beneficiary refuses to cooperate with the Plan Administrator, the Company shall have no further obligation to the Participant or Beneficiary under the Plan, other than payment of the then-current balance of the Participant’s Account in accordance with prior elections and subject to Section 10.11.
10.2    Inability to Locate Participant or Beneficiary. In the event that the Plan Administrator is unable to locate a Participant or Beneficiary within two years following the date the Participant was to commence receiving payment, the entire amount allocated to the Participant’s Account shall be forfeited. If, after such forfeiture, the Participant or Beneficiary later claims such benefit, such benefit shall be reinstated without interest or earnings from the date payment was to commence pursuant to Article VIII to the extent permitted by Code Section 409A and the regulations and rulings promulgated thereunder.
10.3    Designation of Beneficiary. Each Participant may designate in writing a Beneficiary or Beneficiaries (which Beneficiary may be an entity other than a natural person if approved by the Plan Administrator in its sole discretion) to receive any payments which may be made under the Plan following the Participant’s death. No Beneficiary designation shall become effective until it is in writing and it is filed with the Plan Administrator. A Beneficiary designation under the Plan may be separate from all other retirement-type plans sponsored by the Company. Such designation may be changed or canceled by the Participant at any time without the consent of any such Beneficiary. Any such designation, change or cancellation must be made in a form approved by the Plan Administrator and shall not be effective until received by the Plan Administrator or its designee. If no Beneficiary has been named, or the designated Beneficiary or Beneficiaries have predeceased the Participant, the Beneficiary shall be the Participant’s estate. If a Participant designates more than one Beneficiary, the interests of such Beneficiaries shall be paid in equal shares, unless the Participant has specifically designated otherwise.
10.4    No Contract of Employment. Neither the establishment of the Plan, nor any modification thereof, nor the creation of any fund, trust or account, nor the payment of any benefits shall be construed as giving any Participant, or any person whosoever, the right to be retained in the service of the Company, and all Participants and other employees shall remain subject to discharge to the same extent as if the Plan had never been adopted.
10.5    No Limitation on Company Actions. Nothing contained in the Plan shall be construed to prevent the Company from taking any action which is deemed by it to be appropriate or in its best interest. No Participant, Beneficiary, or other person shall have any claim against the Company as a result of such action.
10.6    Obligations to Company. If a Participant becomes entitled to payment of benefits under the Plan, and if at such time the Participant has any outstanding debt, obligation, or other liability representing an amount owing to the Company, then the Company may offset such amount owed to it against the amount of benefits otherwise distributed; provided, however, that such deductions cannot exceed $5,000 in the aggregate and shall be made in a manner consistent with Treas. Reg. Section 1.409A- 3G) (4)(xiii).
10.7    No Liability for Action or Omission. Neither the Company, the Plan Administrator nor any director, officer or employee of the Company shall be responsible or liable in any manner to any Participant, Beneficiary or any person claiming through them for any benefit or action taken or omitted in connection with the granting of benefits, the continuation of benefits, or the interpretation and administration of this Plan.
10.8    Non-alienation of Benefits. Except as otherwise specifically provided herein, all amounts payable hereunder shall be paid only to the person or persons designated by the Plan and not to any other person or corporation. No part of a Participant’s Account shall be liable for the debts, contracts, or engagements of any Participant, or his or her Beneficiary or successors in interest, nor shall such Account of a Participant be subject to execution by levy, attachment, or garnishment or by any other legal or equitable proceeding, nor shall any such person have any right to alienate, anticipate, commute, pledge, encumber, or assign any benefits or payments hereunder in any manner whatsoever. If any Participant, Beneficiary or successor in interest is adjudicated bankrupt or purports to anticipate, alienate, sell, transfer, assign, pledge, encumber or charge any payment from the Plan, voluntarily or involuntarily, the Plan Administrator, in its discretion, may cancel such payment (or any part thereof) to or for the benefit of such Participant, Beneficiary or successor in interest in such manner as the Plan Administrator shall direct. Notwithstanding the foregoing, all or a portion of a Participant’s Account may be awarded to an “alternate payee” (within the meaning of Section 206(d)(3)(K) of ERISA) if and to the extent so provided in a judgment, decree or order that, in the Plan Administrator’s sole discretion, would meet the applicable requirements for qualification as a “qualified domestic relations order” (within the meaning of Section 206(d)(3)(B)(i) of ERISA) if the Plan were subject to the provisions of Section 206(d) of ERISA. Such amounts shall be payable to the alternate payee in the form of a lump sum distribution and shall be paid within ninety (90) days following the Plan Administrator’s determination that the order satisfies the requirements to be a “qualified domestic relations order.”
10.9    Liability for Benefit Payments. The obligation to pay or provide for payment of a benefit hereunder to any Participant or his or her Beneficiary shall, at all times, be the sole and exclusive liability and responsibility of the company that employed the Participant immediately prior to the event giving rise to a payment obligation (the “Responsible Company”). No other company or parent, Affiliated Company, subsidiary or associated company shall be liable or responsible for such payment, and nothing in this Plan shall be construed as creating or imposing any joint or shared liability for any such payment (other than the Covidien guarantee set forth in Section 10.10 below). The fact that a company or a parent, Affiliated Company, subsidiary or associated company other than the Responsible Company actually makes one or more payments to a Participant or his or her Beneficiary shall not be deemed a waiver of this provision; rather, any such payment shall be deemed to have been made on behalf of and for the account of the Responsible Company.
10.10    Covidien Guarantee. Covidien guarantees the payment by the Responsible Company (as defined in Section 10.9) of any benefits provided for or contemplated under this Plan which either (a) the Responsible Company concedes are due and owing to a Participant or Beneficiary or (b) are finally determined to be due and owing to a Participant or Beneficiary, but which in either case the Responsible Company fails to pay.
10.11    Unfunded Status of Plan. The Plan is intended to constitute an “unfunded” deferred and supplemental retirement compensation plan for Participants, with all benefits payable hereunder constituting an unfunded contractual payment obligation of the Company. Nothing contained in the Plan, and no action taken pursuant to the Plan, shall create or be construed to create a trust of any kind. The Company shall reflect on its books the Participants’ interests hereunder, but no Participant or any other person shall under any circumstances acquire any property interest in any specific assets of the Company. Nothing contained in tills Plan and no action taken pursuant hereto shall create or be construed to create a fiduciary relationship between the Company and any Participant or other person. A Participant’s right to receive payments under the Plan shall be no greater than the right of an unsecured general creditor of the Company. Except to the extent that the Company determines that a “rabbi” trust may be established in connection with the Plan, all payments shall be made from the general funds of the Company, and no special or separate fund shall be established and no segregation of assets shall be made to assure payment. The Company’s obligations under this Plan are not assignable or transferable except to (a) any corporation or partnership which acquires all or substantially all of the Company’s assets or (b) any corporation or partnership into which the Company may be merged or consolidated. The provisions of the Plan shall inure to the benefit of each Participant and the Participant’s Beneficiaries, heirs, executors, administrators or successors in interest.
10.12    Forfeiture for Cause. Notwithstanding any other provision of this Plan, if a Participant’s Separation from Service is for Cause, or if the Plan Administrator determines that a Participant Separates from Service for any other reason had engaged in conduct prior to his or her separation which would have constituted Cause, then the Plan Administrator may determine in its sole discretion that such Participant’s Account under the Plan shall be forfeited and shall not be payable hereunder.
10.13    Governing Law. This Plan shall be construed in accordance with and governed by the laws of the Commonwealth of Massachusetts to the extent not superseded by federal law, without reference to the principles of conflict of laws.
10.14    Severability of Provisions. If any provision of this Plan shall be held invalid or unenforceable, such invalidity or unenforceability shall not affect any other provisions hereof, and this Plan shall be construed and enforced as if such provisions had not been included.
10.15    Headings and Captions. The headings and captions herein are provided for reference and convenience only, shall not be considered part of the Plan, and shall not be employed in the construction of the Plan.
10.16    Gender, Singular and Plural. All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, or neuter, as the identity of the person or persons may require. As the context may require, the singular may read as the plural and the plural as the singular.
10.17    Notice. Any notice or filing required or permitted to be given to the Plan Administrator under the Plan shall be sufficient if in writing and hand delivered, or sent by registered or certified mail, to the Plan Administrator, Covidien Supplemental Savings and Retirement Plan, c/o Covidien HR Benefits, 15 Hampshire Street, Mansfield, MA 02048 or to such other person or entity as the Plan Administrator may designate from time to time. Such notice shall be deemed given as of the date of delivery, or, if delivery is made by mail, as of the date shown on the postmark on the receipt for registration or certification.
10.18    Amendment and Termination. The Plan may be amended, suspended, or terminated at any time (in whole or in part) by the Company in its sole discretion; provided, however, that no such amendment, suspension or termination shall result in any reduction in the value of a Participant’s Account determined as of the effective date of such amendment. In addition, the Plan, may be amended at any time and in any respect by the Company (and/or its operation modified by the Plan Administrator) if and to the extent recommended by Company counsel in order to conform to the requirements of Code Section 409A and regulations thereunder or to any other Code Section or regulation that bears on the tax-deferred character of the benefits provided hereunder or to maintain the tax-qualified status of the RSIP. In the event of any suspension or termination of the Plan (or any portion thereof), payment of Participants’ Accounts shall be made under and in accordance with the terms of the Plan and the applicable elections (except that the

Plan Administrator may determine, in its sole discretion, to accelerate payments to all Participants if and to the extent that such acceleration is permitted under Code Section 409A and regulations thereunder).
10.19    Special Rule Regarding Election Changes Prior to December 31, 2008. To the extent permitted under the provisions of the final regulations under Code Section 409A and subsequent related guidance, the Company may, in its sole discretion, permit a Participant to modify an existing election with respect to the timing and form of payment of the Participant’s Account hereunder without regard to the limitations set forth in Section 8.2, so long as (a) such modification is made on or before December 31, 2008, (b) such modified election is consistent with the provisions of Sections 8.1 and 8.9 hereof, and (c) such modification does not apply to any amount that would otherwise be distributable in the year in which the election is made.